Exhibit 99.1

INmune Bio, Inc. Announces Professor Mark Lowdell, PhD, CSO to Deliver Presentations at Two Upcoming Medical Meetings

Innate Killer Digital Summit 2021, which is being held March 23-25

Festival of Biologics USA: World Immunotherapy Congress 2021, which is being held March 29-April 1

LA JOLLA, Calif, March 22, 2021 (GLOBE NEWSWIRE) -- INmune Bio, Inc. (NASDAQ: INMB) (the, “Company”), a clinical-stage immunology company focused on developing treatments that harness the patient’s innate immune system to fight disease, announced today that Professor Mark Lowdell, PhD, Chief Scientific Officer of INmune Bio, will deliver presentations at two upcoming medical meetings.

Event details:

Innate Killer Digital Summit 2021, March 23-25

Title: Exploring the Network of Cellular Interactions of NK Cells in the Tumor Microenvironment

Date: Thursday, March 25

Time: 3:30 EDT

In this presentation, Dr. Lowdell will discuss the company’s latest data and the discovery of a new mechanism of action of its NK-priming immunotherapy, “INKmune”. INKmune™ is a clinical stage proprietary tumor cell line which is administered intravenously and primes NK cells to kill otherwise resistant tumors. INKmune™-primed NK cells have been shown to kill a wide variety of solid and hematological cancer cells in preclinical studies.

Use of two of the latest state-of-the-art cell:cell analysis technologies has demonstrated that INKmune™ increases NK cell killing of tumor cells by strengthening the binding of the NK to the tumor cell; the avidity. Our preclinical studies show that the robust immune synapse created by INKmune™ priming is greater than that induced by conventional cytokine activation (IL-2 or IL-15) and allows more rapid NK-mediated killing which was confirmed by videomicrography. These INKmune™-primed NK cells are not only more efficient killers of tumor cells but are able to overcome inhibition by regulatory cells and hypoxia in the tumor microenvironment.

Additional information about the summit, including registration details, can be found at: https://innate-killer.com/

Festival of Biologics USA: World Immunotherapy Congress 2021, March 29-April 1

Session: Cell and Gene Therapy

Title: Enhancing the Cellular Interactions Between NK Cells and Tumor Cells

Date: Monday, March 29

Time: 11:00am EDT

This second presentation will focus on the immunobiology of the NK:tumor immune synapse and the impact of tumor cell susceptibility to NK killing on NK exhaustion and the ability to lyse multiple target cells.

Additional information can be found at: https://www.terrapinn.com/conference/festival-of-biologics-usa/index.stm

About INKmune™

INKmune™ is an experimental biologic undergoing clinical trials that is a pharmaceutical-grade, replication incompetent tumor cell that delivers essential priming signals to patients’ resting NK cells. INKmune™ is delivered by IV infusion. Once in the patient’s system, INKmune™ comes in contact with resting NK cells. The interaction converts NK cells to “primed NK cell” (pNK) similar to an “on-off” switch. pNK then remain primed until they contact and kill cancer cells. INKmune-primed NK cells have a mRNA fingerprint which is fundamentally different to NK cells activated with IL-2 or IL-15.

About INmune Bio, Inc.

INmune Bio, Inc. is a publicly traded (NASDAQ: INMB), clinical-stage biotechnology company focused on developing treatments that target the innate immune system to fight disease. INmune Bio has two product platforms. The DN-TNF product platform utilizes dominant-negative technology to selectively neutralize soluble TNF, a key driver of innate immune dysfunction and mechanistic target of many diseases. DN-TNF is currently being developed for COVID-19 complications (Quellor™), cancer (INB03™), Alzheimer’s and Treatment Resistant Depression (XPro1595), and NASH (LIVNate™). The Natural Killer Cell Priming Platform includes INKmune™ aimed at priming the patient’s NK cells to eliminate minimal residual disease in patients with cancer. INmune Bio’s product platforms utilize a precision medicine approach for the treatment of a wide variety of hematologic malignancies, solid tumors and chronic inflammation. To learn more, please visit www.inmunebio.com.

Information about Forward-Looking Statements

Clinical trials are in early stages and there is no assurance that any specific outcome will be achieved. Any statements contained in this press release that do not describe historical facts may constitute forward-looking statements as that term is defined in the Private Securities Litigation Reform Act of 1995. Any statements contained in this press release that do not describe historical facts may constitute forward-looking statements as that term is defined in the Private Securities Litigation Reform Act of 1995. Any forward-looking statements contained herein are based on current expectations but are subject to a number of risks and uncertainties. Actual results and the timing of certain events and circumstances may differ materially from those described by the forward-looking statements as a result of these risks and uncertainties. INB03™, Quellor™, XPro1595, LIVNate™, and INKmune™ are still in clinical trials or preparing to start clinical trials and have not been approved and there cannot be any assurance that they will be approved or that any specific results will be achieved. The factors that could cause actual future results to differ materially from current expectations include, but are not limited to, risks and uncertainties relating to the Company’s ability to produce more drug for clinical trials; the availability of substantial additional funding for the Company to continue its operations and to conduct research and development, clinical studies and future product commercialization; and, the Company’s business, research, product development, regulatory approval, marketing and distribution plans and strategies. These and other factors are identified and described in more detail in the Company’s filings with the Securities and Exchange Commission, including the Company’s Annual Report on Form 10-K, the Company’s Quarterly Reports on Form 10-Q and the Company’s Current Reports on Form 8-K. The Company assumes no obligation to update any forward-looking statements in order to reflect any event or circumstance that may arise after the date of this release.

INmune Bio Contact:

David Moss, CFO

(858) 964-3720

DMoss@INmuneBio.com

Investor Contact:

Chuck Padala

LifeSci Advisors

(646) 627-8390

chuck@lifesciadvisors.com

Media Contact:

Meredith Sosulski, Ph.D.

LifeSci Communications

(929) 469-3851

msosulski@lifescicomms.com